EXHIBIT 99.1

FOR MORE INFORMATION

Contact:	Larry G. Spencer, President and Chief Executive Officer (620) 331-1660

FOR IMMEDIATE RELEASE

First Independence Corporation
Announces Deregistration with
Securities and Exchange Commission

Independence, Kansas, April 4, 2003 -- First Independence Corporation (: FFSL) announced today that it intends to file a Form 15 with the Securities and Exchange Commission (the "SEC") on, April 25, 2003. The Form 15 is being filed with the SEC in order to terminate the Company's common stock registration under the Securities and Exchange Act of 1934 (the "1934 Act"). Since Nasdaq requires listed companies to be reporting under the 1934 Act, as a result of our termination of registration, First Independence common stock will no longer be listed on the Nasdaq SmallCap market.

              The obligations of First Independence Corporation to file periodic reports with the SEC, including reports on Forms 10-KSB, 10-QSB and 8-K will cease upon filing of the Form 15. Once the Form 15 is effective, which is expected to be within 90 days of filing, the obligations of First Independence to file proxy statements with the SEC will also cease.

              According to Larry G. Spencer, President and Chief Executive Officer of the Company, "First Independence is taking this action in order to reduce operating expenses. The continuing increased costs and administrative burdens of being a public company, including our reporting obligations with the SEC and listing requirements with Nasdaq, outweigh the benefits of continued listing with Nasdaq. This is due, in part, to the small number of shareholders and the low level of trading activity in First Independence common stock. Therefore, the board of directors concluded that continued registration with the SEC and listing on Nasdaq is no longer cost effective." Mr. Spencer emphasized, "This action will in no way change the way First Independence and First Federal conduct their business, and First Independence will continue to provide certain information to stockholders on a periodic basis."

              First Federal has three full-service branch offices located in Independence, Coffeyville and Neodesha, Kansas primarily serving Montgomery, Wilson and Chautauqua Counties along with a loan production office in Lawrence, Kansas. At December 31, 2002, First Independence had $159.2 million in assets and $14.9 million in stockholders' equity.

MYRTLE & SIXTH - P.O. DRAWER 947 - INDEPENDENCE, KANSAS 67301 - 620/331-1660